Exhibit 99.1

HomeBanc Announces Pricing of Its Initial Public Offering of Common Stock

ATLANTA, Georgia, July 14, 2004 - HomeBanc Corp. (NYSE:HMB) announced today the pricing of the initial public offering of 30,000,000 shares of its common stock (the “Common Stock”) at a price to the public of $7.50 per share, and the pricing of the sale of 4,250,000 shares of Common Stock to GTCR Fund VII/A, L.P. at a price of $7.02 per share. In addition, HomeBanc Corp. has granted the underwriters an option for 30 days to purchase up to 4,500,000 additional shares of Common Stock from HomeBanc Corp. to cover overallotments. The Common Stock has been authorized for listing on the New York Stock Exchange under the symbol “HMB”.

The shares of Common Stock are being sold through J.P. Morgan Securities Inc., Friedman, Billings, Ramsey & Co., Inc., Lehman Brothers Inc., A.G. Edwards & Sons, Inc., William Blair & Company, L.L.C., KeyBanc Capital Markets, a Division of McDonald Investments, and Jackson Securities, LLC, as underwriters. J.P. Morgan Securities Inc. is acting as sole book-running manager. J.P. Morgan Securities Inc. and Friedman, Billings, Ramsey & Co., Inc. are acting as joint lead managers.

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. HomeBanc Corp intends to make an election to be taxed as a “real estate investment trust” for income tax purposes. This press release is not an offer to sell or the solicitation of an offer to buy any securities, and such offers are made only in jurisdictions where permitted pursuant to the prospectus. A copy of the prospectus may be obtained from J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, New York 10081 (212-552-5164 ).

CONTACT:

Steven R. McClellan, Executive Vice President and CFO

(404) 303-4000

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding HomeBanc Mortgage Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.